Exhibit 99.1
Carmike Cinemas, Inc. Announces Notice From Nasdaq Regarding Delayed Form 10-Q Filing
COLUMBUS, GA — (MARKET WIRE) — May 22, 2006 — On May 16, 2006, Carmike Cinemas, Inc. (NASDAQ: CKEC) received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) indicating that it had not received Carmike’s Form 10-Q for the period ended March 31, 2006 and that it is in further noncompliance with Nasdaq Marketplace Rule 4310(c)(14). As a result, the additional deficiency will be considered by the Nasdaq Listing Qualifications Panel (the “Panel”) in rendering its determination as to Carmike’s securities continuing to be listed on the Nasdaq Stock Market.
On April 27, 2006 a hearing was held before the Panel regarding the Company’s appeal of Nasdaq’s determination to delist the Company’s common stock. The Panel has not yet rendered its decision. While the Company is optimistic that Nasdaq will grant the Company’s request for an extension to file its 2005 Form 10-K and first quarter 2006 Form 10-Q, there can be no assurance that the Panel will grant the Company’s request.
The Company has previously announced that its first quarter 2006 Form 10-Q will not be filed timely as a result of accounting issues relating to lease accounting leading to a delay in the filing of its Form 10-K for the fiscal year ended December 31, 2005.
This press release may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to the timely resolution of the accounting issues previously disclosed, our ability to obtain the necessary waivers from our lenders and our continued listing on the Nasdaq National Market. The risk factors discussed in our Form 10-K/A for the year ended December 31, 2004 under the heading “Risk Factors” are specifically incorporated by reference in this press release.
We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 301 theatres and 2,475 screens in 37 states, as of December 31, 2005. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000. Carmike’s common stock is traded on the NASDAQ National Market under the ticker symbol “CKEC”. For more information visit Carmike’s website, www.carmike.com.
Company Contact:
Investor Relations
203/682-8211